Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Rodney Carter
Executive Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

THIRD QUARTER FISCAL 2010 RESULTS

Minneapolis, MN, January 6, 2010 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel chain, today announced results for the third quarter ended November 28, 2009.

Third Quarter Highlights

•                  Third quarter fiscal 2010 same-store sales declined 8.4%.

•                  Sales of $132 million resulting in net earnings per diluted share from continuing operations of $0.19, reflecting a 29.6% effective tax rate.

•                  Operating income was $9.8 million.

•                  Realized SG&A cost reductions of $7.7 million.

•                  Cash, cash equivalents and investments were $102.2 million, compared to $90.0 million at the end of third quarter fiscal 2009.

•                  Inventory per store, excluding e-Commerce, at quarter-end was down 23% from the prior year’s third quarter.

Third Quarter Results

Net sales were $132.0 million in the third quarter of fiscal 2010, as compared to $143.0 million for the third quarter of fiscal 2009. Comparable store sales for the third quarter of fiscal 2010 decreased 8.4%. Merchandise, buying and occupancy expense was $78.2 million, or 59.2%

of sales, this fiscal quarter, compared to $91.9 million, or 64.3% of sales, in last year’s third quarter. SG&A expense for the third quarter of fiscal 2010 totaled $37.5 million, or 28.4% of net sales, as compared to $45.2 million, or 31.6% of net sales, in the third quarter of fiscal 2009, with $7.7 million in SG&A savings realized in the third quarter. The 510 basis point gross margin increase combined with the SG&A reduction led to operating income of $9.8 million for the quarter versus a loss of $662,000 in the same period a year ago. Net income from continuing operations for the third quarter of fiscal 2010 was $7.0 million, or $0.19 per diluted share. This compares to net income from continuing operations of $7.0 million, or $0.20 per diluted share, in the third quarter of fiscal 2009, which included a tax benefit of $7.0 million, or $0.20 per diluted share. The effective tax rate for the third quarter of fiscal 2010 was 29.6%, up from the previous guidance of 22%.

Lorna Nagler, President and Chief Executive Officer, commented, “We were pleased to have delivered sequential improvement in our business with comparable store sales and gross margin exceeding our expectations. During the third quarter our conversion rates continued to increase as we tailored our merchandise mix to the market and taste preferences of our customers. This enabled us to achieve better-than-expected sales despite the continued lag in traffic trends. We accomplished this with a much fresher and leaner inventory position, and with significantly reduced levels of clearance merchandise, which led to 510 basis points of gross margin improvement. We are pleased our improved efficiencies resulted in higher gross profit dollars on lower sales and less inventory. At the same time, we achieved significant cost savings ahead of our plan and maintained a strong balance sheet.”

Ms. Nagler continued, “Our performance reflects our continued progress on our key fiscal 2010 initiatives and we look forward to building upon our accomplishments in fiscal 2011 as we position the Company for long term growth.”

Nine Month Results

Total sales for the nine months ended November 28, 2009 were $353.5 million, compared to $426.9 million for the nine month period ended November 29, 2008. Same-store sales for the nine months ended November 28, 2009 declined 18%. Net income from continuing operations for the nine months ended November 28, 2009 was $6.5 million or $0.18 per diluted share, compared to net income from continuing operations of $20.8 million, or $0.59 per diluted share, for the first nine months of last year.

The Company operated 812 stores as of November 28, 2009, as compared to 821 stores at November 29, 2008, excluding Acorn stores.

Outlook

The Company continues to plan conservatively for fiscal 2010, given the economic environment, and is providing guidance only on certain key financial metrics.

•                  Comparable store sales are expected to decline in the high single digits for the fourth quarter of fiscal 2010 as compared to last year’s fourth quarter. This expectation incorporates the negative impact from heavy winter storms experienced in our key markets during the important holiday season.

•                  The Company expects to recover a significant portion of gross margin in the fourth quarter as compared to last year’s fourth quarter and now expects the overall gross margin rate for fiscal 2010 to be slightly higher than in fiscal 2009.

•                  Approximately $2 million in SG&A cost savings is expected in the fourth quarter of fiscal 2010, compared to the fourth quarter of fiscal 2009. Cost savings initiatives began to take effect in the fourth quarter of fiscal 2009 and therefore the same level of SG&A dollar decline is not expected in the fourth quarter of 2010.

•                  Inventory will continue to be managed conservatively. Per store inventory, which excludes e-Commerce, is expected to be up slightly on a percentage basis at the end of the fourth quarter, as compared to last year’s fourth quarter, based on the expectation of improved sales trends for the Spring season.

•                  Capital expenditures are expected to be approximately $7 million for the full fiscal year, slightly below the Company’s original plan.

•                  The Company currently expects to be cash flow positive for fiscal 2010.

Conference Call Information

The Company will discuss its third quarter results in a conference call scheduled for today, January 6, 2010, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until January 13, 2010. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until January 13, 2010. This call may be accessed by dialing (888) 203-1112 and using passcode 9442759.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of January 6, 2010, the Company operates 811 stores in 46 states consisting of 542 Christopher & Banks stores, 268 stores in its plus size clothing division CJ Banks and one dual-concept store. The Company also operates the www.christopherandbanks.com and www.cjbanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company looks forward to building upon its accomplishments in fiscal 2011 as its positions the Company for long-term growth; (ii) that the Company continues to plan conservatively for fiscal 2010; (iii) that comparable store sales are expected to decline in the high single digits for the fourth quarter of fiscal 2010 as compared to last year’s fourth quarter; (iv) that the Company expects to recover a significant portion of gross margin in the fourth quarter as compared to last year’s fourth quarter and that it expects the gross margin rate for fiscal 2010 to be slightly higher than in fiscal 2009; (v) that approximately $2 million in SG&A cost savings is expected in the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009; (vi) that the same level of

SG&A dollar decline is not expected in the fourth quarter of 2010 as compared to prior quarters; (vii) that inventory will continue to be managed conservatively; (viii) that per store inventory, which excludes e-Commerce, is expected to be up slightly on a percentage basis at the end of the fourth quarter as compared to last year’s fourth quarter, based on the Company’s expectation of improved sales trends for the Spring season; (ix) that capital expenditures are expected to be approximately $7 million for the full fiscal year; and (x) that the Company currently expects to be cash flow positive for fiscal 2010. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

FOR THE QUARTERS AND NINE MONTHS ENDED

NOVEMBER 28, 2009 AND NOVEMBER 29, 2008

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	November 28,	November 29,	November 28,	November 29,
	2009	2008	2009	2008

Net sales	$132,000	$143,004	$353,549	$426,850

Costs and expenses:
Merchandise, buying and occupancy	78,205	91,914	219,816	257,361
Selling, general and administrative	37,535	45,204	105,898	129,010
Depreciation and amortization	6,469	6,548	19,066	19,654
Total costs and expenses	122,209	143,666	344,780	406,025

Operating income (loss)	9,791	(662)	8,769	20,825

Interest and other income	(107)	(619)	(451)	(2,031)

Income (loss) from continuing operations before income taxes	9,898	(43)	9,220	22,856

Income tax provision (benefit)	2,926	(7,080)	2,694	2,034

Income from continuing operations	6,972	7,037	6,526	20,822

Loss on discontinued operations, net of tax	—	(3,077)	—	(4,754)

Net income	$6,972	$3,960	$6,526	$16,068

Basic earnings (loss) per share:
Continuing operations	$0.20	$0.20	$0.18	$0.59
Discontinued operations	—	(0.09)	—	(0.14)

Earnings per basic share	$0.20	$0.11	$0.18	$0.46

Basic shares outstanding	35,178	35,099	35,135	35,091

Diluted earnings (loss) per share:
Continuing operations	$0.19	$0.20	$0.18	$0.59
Discontinued operations	—	(0.09)	—	(0.14)

Earnings per diluted share	$0.19	$0.11	$0.18	$0.46

Diluted shares outstanding	35,351	35,116	35,175	35,094

Dividends per share	$0.06	$0.06	$0.18	$0.18

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	November, 28	November, 29
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$43,518	$74,087
Short-term investments	48,968	—
Merchandise inventories	41,824	53,151
Other current assets	14,910	34,454
Total current assets	149,220	161,692

Property, equipment and improvements, net	104,709	129,067

Other assets:
Long-term investments	9,669	15,876
Other	8,134	8,795
Total other assets	17,803	24,671

Total assets	$271,732	$315,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,491	$14,794
Accrued liabilities	26,328	30,376
Other current liabilities	3,035	—
Total current liabilities	35,854	45,170

Other liabilities:
Deferred lease incentives	20,755	24,823
Other	13,338	14,257
Total other liabilities	34,093	39,080

Stockholders’ equity:
Common stock	458	453
Additional paid-in capital	113,139	111,931
Retained earnings	200,864	231,655
Common stock held in treasury	(112,712)	(112,859)
Accumulated other comprehensive income (loss)	36	—
Total stockholders’ equity	201,785	231,180

Total liabilities and stockholders’ equity	$271,732	$315,430